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                                  EXHIBIT 10(n)

                                  MEMORANDUM

TO:         Robert S. Wood

FROM:       William Yanavitch II

DATE:       January 24, 2002

            This offer (the "Severance Offer") is being made to you concerning your separation from employment with the Glatfelter Company (the "Company"). This Severance Offer is intended as a confidential statement and supersedes all prior understandings and agreements whether written or oral. In recognition of your contributions to the Company and to aid you in your transition to new employment, you are being offered the following:

You will continue to be employed as Chief Strategy Officer through March 31, 2002 at which time your employment will end unless your position terminates earlier under paragraph 3. Your duties will be to perform such special projects as are assigned to you by George MacKenzie. During the term of your employment you agree to perform the duties assigned to you faithfully, diligently and to the best of your ability, and to cooperate fully with the officers and directors of the Company. It, however, is understood that you will devote a significant portion of time during your work days to search for a new position, including taking time off for research purposes, consultations with outplacement professionals, and interviews. Notwithstanding the other terms of this paragraph 1, the Company reserves the right to place you on a paid leave of absence until March 31, 2002. Throughout your employment, the Company will provide you with an office and facilities commensurate with your position.

Except as specified herein, you will continue to receive your base salary, at the annual rate of $211,752, and benefits provided other employees at your grade level through March 31, 2002, and payment of 2001 Management Incentive, Profit-Sharing and Long-Term Incentive awards that are payable in 2002. The Company will pay you the amounts that are due to you under the Company's Management Incentive Plan ("MIP") and the Company profit sharing plan ("Profit Sharing Plan") as soon as administratively practicable after each such payment becomes due for the year 2001. You will continue to vest in and be paid prior awards (such as your performance share awards) through March 31, 2002, except as further provided herein. Previously deferred Management Incentive Plan compensation plus accrued interest will be paid to you no later than April 30, 2002.

The Company will have the right to terminate your employment for Cause, as further set forth herein. "Cause" means, for purposes of this Severance Offer, conduct materially injurious to the Company, following notice thereof and reasonable opportunity to cure. In the event of such a termination for Cause, the Company shall have no further obligation under this Memorandum, except the obligation to pay you an amount equal to the portion of your compensation as defined in paragraph 2 as may be accrued and unpaid on the date of termination.

If you die or become totally disabled during your employment hereunder, you will be treated as any other executive employee of the Company under the same circumstances except to the extent set forth in this severance offer or Exhibit A hereto.

So long as you do not voluntarily terminate your employment before March 31, 2002 and terminates effective as of that date, you will receive the following payments and benefits:

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Beginning April 1, 2002, the Company will pay you severance pay on a monthly basis at 100% of your current base salary, minus legally required withholdings and deductions, for a total of 31 weeks (the "Severance Period"), without regard to whether you obtain another position. These severance payments will be made on or about the last day of each month. The Severance Period will be extended until no later than April 1, 2003 for so long as you have not undertaken new full-time employment in a substantially similar position.

In lieu of any further award under the MIP or Profit Sharing Plan on account of service after 2001, the Company will pay you an additional amount of $225,000. Such additional payment will be made on or about March 31, 2002 and will be eligible compensation under the Company's 401(k) savings plan.

With respect to the Company's Key Employee Long-Term Incentive Plan (the
"LTIP"):

After your separation from employment on March 31, 2002, you will be eligible under this agreement to exercise the stock options previously granted to you under the LTIP as of that date and which are vested as of that date, at any time until the earlier of April 1, 2005 (three years from the termination date) and the stated expiration of the date of such stock options. You may elect to exercise stock options(s) within this period by notifying the Company, in writing, regarding your cashless exercise of such option(s). When you notify the Company of the exercise, the Company will pay to you, in a single sum as soon as administratively practicable, an amount of cash equal to the difference between the exercise price of the stock option(s) and the closing price of Company common stock on the date you notify the Company regarding your cashless exercise of the option(s) multiplied by the number of shares with respect to which options are then exercised. In the event of your death before April 1, 2005, a cashless exercise of such stock option(s) may be made by the legal representative of your estate for a period of one year from the date of death (or stated expiration date of the option, if shorter).

The Company will pay you an additional amount of $115,000 in consideration of and in lieu of any further grant of stock options and any further vesting in stock options currently held by you after March 31, 2002. Such payment shall be made on or about March 31, 2002.

The Company will pay you $259,000 in lieu of any further grant of restricted stock and in respect of all shares of restricted stock held by you, whether or not vested. Such payment shall be made on or about March 31, 2002, and your rights to and under such shares of restricted stock shall be cancelled as of that date.

Throughout your employment and through the Severance Period, you may elect to continue your health and/or dental benefits under the Company's regular health and dental plans, and the Company will pay the portion of the premium for those benefits that it would have paid if you had stayed employed through the earlier of the end of the Severance Period and the date you become covered under comparable benefit plans provided to you in connection with any new employment you obtain. If you elect such coverage, any "employee" portion of your health and dental coverage will be deducted from your compensation and severance payments. Coverage under COBRA will formally be offered at the conclusion of the severance period. If you elect coverage under COBRA, you will be responsible for the full amount of the COBRA premiums. Except as specifically described herein, your participation in the Company's life insurance, pension and disability plans, as well as any other benefit plan, will terminate on April 1, 2002. . The company will pay you $_5000__ in a lump sum payment no later than April 30, 2002 to enable you to purchase basic and supplemental group life and long term disability coverage through a personal policy.

You will continue to be covered under the Company's long-term disability (LTD) benefit program through your March 31, 2002 termination date, subject to the following sentence. If you become disabled prior to April 1, 2002, any severance pay you receive under paragraph 5(a) will be reduced, dollar for dollar, by any short or long-term disability benefit payable with respect to the same period of time.

Your active participation in the Company's 401(k) Savings Plan (the "401(k) Plan") will end as of your March 31, 2002 termination date. You will not be permitted to defer amounts from your severance pay to the 401(k) Plan. You will have the same options as any other terminated employee to request and receive distribution of your 401(k) Plan account (which can be rolled over to an individual retirement account or another employer's qualified plan that accepts rollovers), or to keep your 401(k) Plan account invested for distribution at a later date. See your 401(k) Plan booklet for details.

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The Company will provide you with a professional outplacement package with
Quinlivan & Company, which will be arranged and paid for by the Company. It is designed to assist you with your career transition. Included in this package is office space at the Quinlivan & Company office for research purposes.

The Company will pay the cost of financial planning and legal services reasonably incurred in the negotiation and review of this Severance Offer and to update your estate plan. The Company will pay any costs incurred by you to enforce the performance of this Severance Offer.

The Company will provide relocation assistance, in an amount not to exceed $15,000, to facilitate your move to another location outside the greater York area where your new employer picks up the principal expenses. This assistance will cover incidental expenses and items that may or may not be covered under the new employer's relocation policy. The Company will provide a relocation allowance similar in most respects to the Company's policy for current exempt employees, in the event the costs of your relocation are not provided for under the terms of your new employment. Eligibility for this relocation assistance is available until September 1, 2003. Specific relocation issues should be addressed to the attention of William Yanavitch.

You are currently eligible for participation in the Final Average Compensation Pension under Article V of the Company's Supplemental Executive Retirement Plan (the "FAC Pension"), to supplement your vested pension under the Company's Retirement Plan for Salaried Employees. In lieu of any FAC Pension for which you may become eligible in the future, and in order to provide you with an enhanced early retirement benefit even though you are leaving the Company before attaining age 55, the Company will provide you with an enhanced early retirement benefit ("Enhanced Pension") that is designed to approximate the FAC Pension based on (i) your years of credited service through the date your Severance Period ends (not later than December 31, 2002 if the Severance Period is extended plus a service bonus to cause your total years of service under the plan to be 27.5), and (ii) your Final Average Compensation based on your compensation including your severance pay and service bonus payable in lieu of profit sharing and management incentive, increased by $15,000. The amount of this Enhanced Pension payable either to you, or in the event of your death, your spouse, is set forth in Exhibit A. This Enhanced Pension will begin to be paid as of the first day of the month beginning on or next following your 55th birthday or at such later time as you may elect. This benefit is outlined more fully on the attached Exhibit A. Your Enhanced Pension will not be forfeited in the event you accept employment within the paper industry.

The Company will pay the cost of your executive physical in August 2002.

The Company will provide you with a mutually agreed upon letter of reference if requested and such other personal references as appropriate. All such requests for references must be directed to William Yanavitch, Vice President of Human Resources.

The Company will issue a mutually agreed upon statement announcing your leaving. You and the Company will not issue any statement which publicly or privately disparages the conduct or reputation of the other.

The Company at its expense will provide you with a laptop computer, a facsimile machine, and a cellular phone for your use through the earlier of your severance period or commencement of new employment.
The Company will provide, on a nontaxable basis, executive development at a nationally recognized program agreed upon by you. The cost of such program shall not exceed $15,000.

In exchange for all amounts, benefits and other property paid to you or for your benefit under the Severance Offer: You hereby agree that the Change in Control Employment Agreement dated as of December 31, 2000 by and between the Company and yourself is terminated as of your last day of employment, provided, however, that the terms section 6(d)(iv) thereof (relating to the funding of the Company's Supplemental Executive Retirement Plan) of such agreement, and any other provision of the Change in Control Employment Agreement relating to the vesting and funding of any benefit following a change in control (as defined therein), shall remain effective with respect to you through the end of the Severance Period. The foregoing notwithstanding, any amount payable to you or for your benefit under this Severance Offer which remains unpaid on the date of any "change in control", as such term is defined in the change in Control Employment Agreement, shall be accelerated and paid in full, without any adjustment, on or before the date of the change in control.

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You will execute the General Release Agreement attached as Exhibit B. By doing so, you will be releasing the Company from any and all claims that you possibly could assert, including without limitation, any and all claims based on your employment or the termination of your employment (including without limitation, any and all claims under the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act and state and local discrimination laws), except for claims based on the enforcement or validity of this agreement being offered to you, for unemployment compensation and for any accrued benefits under an employee benefit plan maintained by the Company under the Employee Retirement Income Security Act.

You hereby resign as an Officer of the Company effective your last day of employment. You will notify the Company in writing by delivering a letter to Bill Yanavitch upon your obtaining a new position (whether as an employee, consultant or as self-employed). You also will report your starting date and the name and address of the entity (or person) with which you obtain a new position and report whether you are covered under a health or dental plan.

You represent and warrant that you will comply with all of the terms of the agreement concerning inventions and confidential information and you will preserve the confidential nature of all trade secrets and other proprietary information of the Company. You also represent and warrant that by your last day of employment, you will deliver to the Company, all Company keys, equipment, books, journals, records, computers, customer lists, publications, files, computer disks, memoranda and documents of any kind or description and other materials acquired during the course of your employment and not make use of or disclose to anyone, without the prior written consent of the Company, any information or documents concerning or related to the Company, whether confidential or not, that you have acquired to date, except as provided for under paragraph 5(n) of this Severance Offer.

You represent and warrant that you will comply with all terms in your Employee's Agreement dated May 3,1982, and the Company Corporate Disclosure and Securities Trading Policy all as delivered to you. In addition to any existing obligation under your Employee's Agreement, the Corporate Disclosure and Securities Trading Policy or under the common law, you represent and warrant for all time that all confidential information of the Company and/or any related entities (whether written, graphic, oral, committed to memory or otherwise) in your possession, including without limitation, information relating to the operations or marketing plans of the Company and/or any related entities, shall remain strictly confidential and secret so long as that information has not been published in a form generally available to the public.

You will not discuss the Company's business, prospects, methods of operation or other similar topics, to the extent such topics are confidential or proprietary, with anyone other than the officers and board of directors of the Company. You also will not engage in any activities or make any statements that may disparage or reflect negatively on the Company, its officers, directors or shareholders.

You will keep the terms and conditions of the Severance Offer confidential, except that you may reveal the terms and conditions of this Severance Offer to your spouse, attorney and financial advisor or such other party approved by the Company, so long as they first agree not to disclose them to anyone else. The Company will make reasonable efforts to keep the terms and conditions of this Severance Offer confidential and to limit disclosure on a need-to-know basis. The parties, however, understand that, by way of example and not limitation, the Company may need to disclose the terms and conditions of this Severance Offer to the Company's independent auditors, the Board of Directors and as required by applicable law.

Both during and after your employment with the Company, you will cooperate with any reasonable request of the Company to participate in the preparation for, response to, prosecution of and/or defense of any pending, actual or threatened litigation involving the Company. If the Company requests such participation after your employment ends, it will reimburse you for all reasonable out-of-pocket expenses you incur as a result of such cooperation.

If the Company determines that you have breached your obligations set forth in this Memorandum, the Company shall give you written notice thereof any 14 days' opportunity to cure. If you fail to cure such breach, the Company may bring an action to recoup any amounts paid or payable after March 31, 2002, which shall be repaid by you following a determination by a court having jurisdiction of the matter (and exhaustion of any appeals therefrom) that you in fact breached your obligations hereunder. (As required by regulations issued by the EEOC, the foregoing sentence does not apply with respect to a claim under the Federal Age Discrimination in Employment Act). In

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addition, if you breach your obligations set forth in subparagraphs 6(d), (e),
(f), (g) or (h) above, the Company also shall be entitled to seek temporary and permanent injunctive relief to restrain any further breach of those obligations following notice and opportunity to cure.

You agree that your agreement with respect to the Severance Offer shall be deemed to be made in the Commonwealth of Pennsylvania and it shall be interpreted, construed and governed by the laws of Pennsylvania, without giving effect to the principles of conflicts of law under Pennsylvania law. You also agree to submit to the jurisdiction of the state and federal courts located in Pennsylvania in the event there is any claim that you have breached this agreement.

Please consider this offer for up to 21 days from today January 24, 2002 until February 13, 2002. You must notify the Company of your acceptance of this Severance Offer by returning a signed and notarized copy of the General Release Agreement attached as Exhibit B] by no later than 5:00 p.m. on February 13, 2002 to William Yanavitch. If you return it before February 13, 2002, you will be voluntarily waiving your right to consider it for the entire 21-day period. In addition, you will have 7 days after you return a signed copy of the General Release Agreement to revoke it by submitting a signed revocation notice to Bill Yanavitch if you choose to do so. Upon the expiration of that 7 day period, the General Release Agreement will become effective. If you do not return a signed and notarized copy of the General Release Agreement to William Yanavitch by 5:00 p.m. on February 13, 2002, or if you revoke the General Release Agreement within the 7 day revocation period, you will not receive the separation payments and enhanced benefits described in this Agreement.

You should consult with your personal attorney whether to sign the required General Release Agreement.

On behalf of the Company, I thank you for your past service and I wish you well in your future endeavors.

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Exhibit A

ENHANCED DEFERRED PENSION BENEFIT FOR ROBERT S. WOOD

Introduction
Robert S. Wood ("Wood") is an employee of P.H. Glatfelter Company (the "Company") and is a participant in the Final Average Compensation Pension (the "FAC Pension") under Article V of the P.H. Glatfelter Company Supplemental Executive Retirement Plan (the "SERP"). Wood will terminate employment with the Company effective March 31, 2002. Because Wood, who was born on February 16, 1958, will not have attained age 55 at the time of his termination of employment, he will not qualify for an early retirement FAC Pension under the terms of the SERP. The Company will provide an enhanced deferred compensation pension for Wood (the "Enhanced Pension"), which is intended to approximate the benefit that would be payable (but for Wood's termination of employment prior to age 55) under the FAC Pension. Such Enhanced Pension, which will be payable following Wood's attainment of age 55 or at such later time as he may elect, is provided in partial consideration for Wood's acceptance of the terms and conditions of the Severance Offer, including his relinquishment of entitlement to the FAC Pension, and his execution of a certain General Release Agreement, all as described in the Memorandum from William Yanavitch to Wood dated January 24, 2002 (the "Severance Offer").

Enhanced Pension Paid in Lieu of FAC Pension
The Enhanced Pension paid in accordance with this Exhibit A will be paid in lieu of the FAC Pension under the SERP, and Wood will be ineligible for said FAC Pension.

Amount of Enhanced Pension
The Enhanced Pension shall be $109,800 per year, payable in the form and at the time set forth in this Exhibit A. The parties have agreed to the specific amount provided in the preceding sentence as a matter of convenience, and it shall be conclusive. The Enhanced Pension shall not be modified even if (and to the extent) the FAC pension would have actually differed from the Enhanced Pension, unless the company in its sole discretion determines that a greater amount would have been payable under the FAC pension, in which case the Enhanced Pension will be modified accordingly. The Enhanced Pension is being paid independent of any retirement benefit Wood has accrued under the Company's tax-qualified salaried retirement plan; for this reason, the Enhanced Benefit will not be offset by any other retirement benefits.

Commencement of Enhanced Pension
The Enhanced Pension shall be paid by the Company on a monthly basis, beginning on March 1, 2013 or such other time that Wood may elect (the "Pension Commencement Date").

Form of Benefit
The Enhanced Pension will be paid monthly for Wood's lifetime beginning on the Pension Commencement Date. If Wood is married on the Pension Commencement Date, and Wood's spouse survives him, payments will continue for her lifetime in a monthly amount equal to 75% of the monthly amount of the Enhanced Pension payable to Wood immediately prior to his death. If Wood is unmarried on the Pension Commencement Date, his benefit shall be paid in the form of an annuity for his life, subject to any further agreement between Wood and the Company. If the Pension Commencement Date is later than March 1, 2013, the Enhanced Pension will be increased by dividing the Enhanced Pension by .825 multiplied by (1-(2.5% multiplied by the number of whole years plus any portion thereof by which the Pension Commencement Date preceeds March 1, 2020). For example, if Wood elected to commence his Enhanced Pension on March 1, 2015, the amount of the benefit would be $116,455; $109,8000 / .825 (1-(2.5%*5 years). The Enhanced
Pension will be paid at any other time or in any other manner only as the parties may agree or as provided under section 5.6, Form of Benefit, of the SERP with respect to SERP participants generally. Payment of the Enhanced Pension will be made subject to all required tax withholdings.

Surviving Spouse's Benefit
If Wood dies prior to the Pension Commencement Date, his surviving spouse shall receive a survivor's benefit ("Survivor's Benefit"). The Survivor's Benefit shall be a monthly pension for the life of the spouse and shall begin as of the first day of the month following Wood's death. The Survivor's Benefit shall be $93,200 per year until March 1, 2013 and $85,700 per year thereafter until the death of Wood's spouse. The survivor's benefit will be paid independent of any retirement benefit Wood's spouse would be eligible to receive under the Company's tax

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qualified retirement plan; for this reason the survivor's benefit will not be offset by any other retirement benefits payable to Wood's spouse.
Payment of the Survivor's Benefit will be made subject to all required tax withholdings.

No Restriction on Activities
The SERP sets forth certain confidentiality and noncompetition obligations as a condition of payment of benefits under the SERP. The Enhanced Pension is not subject to any such conditions. The Company specifically acknowledges that Wood may accept employment within the paper (or any other) industry and will not forfeit the Enhanced Pension in whole or part on account of any future employment or professional activities.

Rules and Assumptions of Enhanced Pension
The Enhanced Pension shall be subject to the same rules and assumptions as apply to the SERP generally except as specifically set forth herein or in the Severance Offer.

Administration and Funding
The Enhanced Pension and the Survivor's Benefit shall be administered by the Company, which has the authority and discretion to execute the terms and conditions of these benefits. The Enhanced Pension and/or Survivor's Benefit shall be paid subject to the conditions set forth in the Severance Offer and General Release Agreement.

The Enhanced Pension and/or Survivor's Benefit will be paid from the general assets of the Company. Except as otherwise set forth herein or in the Severance Offer, the Company shall be under no obligation to set aside or earmark particular assets for the payment of this benefit. However, in the event of a change in control, as defined for purposes of the SERP, the Company shall fund or otherwise provide for the Enhanced Pension and Survivor's benefit hereunder in the same manner as it provides for any benefits payable under the SERP.

                                    EXHIBIT B
                            GENERAL RELEASE AGREEMENT

               I, Robert S. Wood, for myself, my heirs, executors, administrators and assigns, if any, for and in consideration of the benefits described in the foregoing Memorandum dated February 13, 2002 (the "Severance Offer"), and other good and valuable consideration, do hereby state that:

               1.  I agree to and accept the terms of the Severance Offer.

               2. I waive, release and forever discharge the P. H. Glatfelter Company (as defined below) of and from any and all Claims (as defined below). I agree not to file a lawsuit to assert any such Claim. This release and promise not to sue covers all Claims arising from the beginning of time up to and including the date of this Agreement, but does not cover claims relating to the validity or enforcement of this Agreement or the terms of the Severance Offer, claims for unemployment compensation, or claims for any accrued benefit under the terms of any employee benefit plan within the meaning of the Employee Retirement Income Security Act maintained by the P. H. Glatfelter Company, except that it will apply to any severance benefits that otherwise might be payable outside of this Severance Offer.

               The following provisions further explain this general release and promise not to sue: Definition of "Claims." "Claims" include without limitation all actions or demands of any kind that I now have, or may have or claim to have in the future. More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys' fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

               The nature of Claims covered by this release and promise not to sue includes without limitation all actions or demands in any way based on my employment with the P. H. Glatfelter Company, the terms and conditions of such employment or my separation from employment (except as stated above in paragraph 2). More specifically, all of the following are among the types of Claims that will be barred by this release and promise not to sue (except as stated above in paragraph 2):

               -    Contract Claims (whether express or implied);
               -    Tort Claims, such as for defamation or emotional distress;
               - Claims under federal, state and municipal laws, regulations, ordinances or court decisions of any kind;
               - Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin or any other legally protected class;
               - Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act and similar state and local laws;
               -    Claims under the Employee Retirement Income Security
                    Act, the Fair Labor Standards Act, state wage payment laws and state wage and hour laws;
               -    Claims for wrongful discharge; and
               - Claims for attorneys' fees, litigation expenses and/or costs.

               Definition of "P. H. Glatfelter Company." The "P. H.
Glatfelter Company" includes without limitation the P. H. Glatfelter Company and its respective past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts, if any. It also includes all past, present and future managers, members, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the entities listed in the preceding sentence.

               I acknowledge that I have carefully read and I understand the provisions of this General Release Agreement and the Severance Offer, that I have had twenty-one (21) days from the date I received a copy of the General Release Agreement and the Severance Offer to consider entering into this General Release Agreement and accepting the Severance Offer, that if I sign and return this General Release Agreement before the end of the twenty-one (21) day period that I will have voluntarily waived my right to consider the Agreement for the full twenty-one
(21) days and that I have executed this General Release Agreement voluntarily and with full knowledge of its significance, meaning and binding effect. I also acknowledge that P. H. Glatfelter Company has advised me in writing to consult with an attorney of my own choosing with regard to entering into this General Release Agreement and accepting the Severance Offer. Finally, I acknowledge that my decision to enter into this General Release Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information and that I have not relied on any information except what is set forth in this General Release Agreement and the Severance Offer.

               I acknowledge that I may revoke this General Release Agreement within seven (7) days of my execution of this document by submitting a written notice of my revocation to William Yanavitch, Vice President of Human Resources, P. H. Glatfelter Company. I also understand that this General Release Agreement shall not become effective or enforceable until the expiration of that seven (7) day period.

               IN WITNESS WHEREOF, and with the intention of being legally bound hereby, I have executed this General Release Agreement on the 13th day of February, 2002.

                               /s/ Robert S. Wood
                               ------------------
                                 Robert S. Wood